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                                                                     Exhibit 10m

                          DESCRIPTION OF AMENDMENTS TO
                          NYNEX 1990 STOCK OPTION PLAN
                                 (the "Plan")

The following definition of "Change in Control" is incorporated in the Plan:

(g) For purposes of the Plan, and except as provided in paragraph (b) hereof, a Change in Control shall occur if:

     (vii) Any Person becomes a beneficial owner (as determined under Rule 13d-3 under the Securities Exchange Act of 1934, as amended from time to time), or has the right to acquire beneficial ownership within 60 days, through tender offer or otherwise, of shares of one or more classes of stock of the Company representing 20% or more of the total voting power of the Company's then outstanding voting stock;

     (viii) The Company and any Person consummate a merger, consolidation, reorganization, or other business combination ("Business Combination"); or

     (ix) The Board adopts resolutions authorizing the liquidation or dissolution, or sale to any Person of all or substantially all of the assets, of the Company.

(h) Notwithstanding the provisions of paragraph (a) hereof, a Change in Control shall not occur if:

     (ix) The Company's voting stock outstanding immediately before the consummation of the transaction will represent no less than 45% of the combined voting power entitled to vote for the election of directors of the surviving parent corporation immediately following the consummation of the transaction;

     (x) Members of the Incumbent Board will constitute at least one-half of the board of directors of the surviving parent corporation;

     (xi) The Chief Executive Officer or co-Chief Executive Officer of the Company will be the chief executive officer or co-chief executive officer of the surviving parent corporation; and

     (xii) The headquarters of the surviving parent corporation will be located in New York, New York.

(i)  Definitions:

     (v) "Person" means any corporation, partnership, firm, joint venture, association, individual, trust, or other entity, but does not include the Company or any of its wholly-owned or majority-owned subsidiaries, employee benefit plans, or related trusts.

     (vi) "Incumbent Board" means those persons who either (A) have been members of the Board of Directors of the Company since June 30, 2000, or (B) are new directors whose election by the Board of Directors or nomination for election by the shareowners of the Company was approved by a vote of at least three-fourths of the members of the Incumbent Board then in office who either were directors described in clause (A) hereof or whose election or nomination for election was previously so approved, but shall not include any director elected as a result of an actual or threatened solicitation of proxies by any Person

In addition, the Plan has been amended to provide that for employees on the payroll as of July 1, 2000 (a) options will immediately vest upon an employee's involuntary termination, retirement, death or disability, and (b) options will remain exercisable until the earlier of (i) five years after the option holder's retirement, termination, death or disability, or (ii) the expiration of the original term of the option.